MEK162 Registration Path Announced

-Pivotal trials in patients with NRAS mutant melanoma expected to begin in 2013-

-Also pursuing MEK/Raf combination in BRAF melanoma-

BOULDER, Colo., Nov. 8, 2012 /PRNewswire/ -- At its R&D Investor event earlier today, Novartis provided an update on the clinical development strategy for MEK162 (ARRY-162). Novartis intends to initiate pivotal trials in patients with NRAS mutant melanoma during 2013, with the goal of regulatory submissions on or after 2016. In addition, Novartis announced plans to pursue clinical development in combination with a Raf inhibitor, in BRAF mutant melanoma, with regulatory submissions forecast for on or after 2016. To listen to the webcast or view the slides from the R&D Investor event, please click here: http://www.novartis.com/investors/event-calendar/index.shtml#2012-11-08_investor

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"We are pleased that Novartis is expected to advance MEK162 into pivotal trials next year," said Ron Squarer, Chief Executive Officer, Array BioPharma. "Based on the positive Phase 2 trial results in NRAS mutant melanoma, MEK162 may provide a new option for patients with particularly poor prognoses. We are also excited that Novartis is building on their positive trial results in patients with BRAF melanoma to pursue an additional clinical program in this population."

Array BioPharma Inc. (NASDAQ: ARRY) invented MEK162 and licensed worldwide rights to develop and commercialize MEK162 to Novartis in April 2010. As part of the agreement, Array is co-developing MEK162 with Novartis and retains an option to co-detail the product in the US.

MEK162 Phase 2 BRAF/NRAS Phase 2 Trial Results
The ongoing Phase 2 open-label trial with MEK162 as a single agent is being conducted by Novartis and continues to enroll patients. As reported at ASCO, the disease control rate (partial response and stable disease) was 67% among patients with NRAS mutations. This is the first targeted therapy to show activity in patients with NRAS mutated melanoma. The disease control rate was 60% among patients with BRAF mutations. Common adverse events of all grades were consistent with single agent data reported for the MEK inhibitor class and included rash, diarrhea, acneiform dermatitis, edema, creatine phosphokinase elevation, central serous retinopathy-like events, nausea, and fatigue.

About Metastatic Melanoma and BRAF / NRAS Mutations
When melanoma is diagnosed early, it is generally a curable disease. However, when it spreads to other parts of the body, known as metastatic disease, it is the deadliest and most aggressive form of skin cancer. This is the population being studied with MEK162. A person with metastatic melanoma has on average a short life expectancy that is measured in months. The American Cancer Society estimates there will be more than 76,000 new cases of melanoma and over 9,000 melanoma deaths in the United States in 2012. BRAF and NRAS mutations occur in 40 to 60 percent and 15 to 20 percent of patients with melanoma, respectively. Because MEK inhibitors target the RAS/RAF/MEK/ERK pathway which is activated with BRAF mutation, they may also have the potential for activity not only in patients with BRAF-mutant melanoma, but also in patients with tumors that harbor mutations in the NRAS gene, who currently have no adequate treatment option and poor prognosis.

About MEK and MEK162
MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals cancer cell proliferation and survival. MEK has been shown to be activated in several tumor types such as non-small cell lung cancer, melanoma, thyroid, ovarian, and, in particular, tumors with BRAF and NRAS mutations. MEK162 is a small molecule MEK inhibitor that targets a key position in this pathway and is in Phase 2 development in a range of tumors.

MEK162 has been administered to more than 430 patients/volunteers in clinical trials for either safety assessment or the treatment of oncology or inflammatory disease. MEK162 has demonstrated an acceptable safety profile and has shown clinical activity in the ongoing cancer studies. MEK162 was identified by Novartis as reaching clinical proof of concept in November 2011. There are ten clinical trials of MEK162 ongoing, including two Phase 2 trials, three Phase 1b trials in combination with different PI3 kinase inhibitors and two Phase 1b trials in combination with different RAF inhibitors.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company, with two wholly-owned programs, ARRY-614 and ARRY-520, and three partnered programs, selumetinib (with AstraZeneca), MEK162 (with Novartis), and danoprevir (with InterMune / Roche), having the potential to begin Phase 3 or pivotal trials by the end of calendar year 2013. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further trials involving MEK162, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of MEK162, and future plans to progress and develop MEK162. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Novartis to continue to fund and successfully progress research and development efforts with respect to MEK162; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates, including MEK162; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of November 8, 2012 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com